AMENDMENT NO.  2

February 1, 2009

PRINCIPAL UNDERWRITER’S AGREEMENT

The Principal Underwriter’s Agreement dated February 1, 2003, as previously amended, (the “Agreement”), by and among Sun Life Insurance and Annuity Company of New York (the “Insurance Company”) and Clarendon Insurance Agency, Inc. (“Clarendon”) is hereby further amended as follows.

1.	Section II D(2), captioned “Insurance Company’s Responsibilities”, is hereby deleted in its entirety, and replaced with the following effective as of this Amendment:

“Insurance Company shall make available to Clarendon, as necessary, Plan prospectuses, applications and sales and advertising material.  Insurance Company shall be responsible for the approval of sales and advertising material if required by state and other local insurance regulatory authorities.  Insurance Company shall comply with New York Insurance Laws and Regulations applicable to such sales and advertising material.  It is understood and acknowledged that Insurance Company, in its capacity and at its own expense as the insurance company developing, issuing and administering the subject Plans, performs on its own or through its affiliates various general corporate support activities and functions in furtherance of its business, including, by way of example and not of limitation, accounting, systems, human resources, facilities management, legal, and compliance, some of which may, from time to time, be in furtherance of the principal underwriter, and related wholesaling, function contemplated by this Agreement.”

2.	Section IV “Expense Reimbursement”, is hereby deleted in its entirety, and replaced with the following effective as of this Amendment:

“IV. Charges and Payment.  Insurance Company agrees to reimburse Clarendon for the cost of services provided by Clarendon to Insurance Company pursuant to this Agreement.  The charge to Insurance Company for such services shall include all direct and directly allocable expenses, reasonably and equitably determined to be attributable to Insurance Company by Clarendon, plus a reasonable charge for direct overhead, the amount of such charge for overhead to be agreed upon by the parties from time to time.

The allocable expenses and overhead charges shall include, without limitation: all necessary examination and registration fees and other expenses of any type incurred by Clarendon with respect to the registration with FINRA of individuals employed by or otherwise associated with Insurance Company;  all necessary training and continuing education expenses incurred by Clarendon with respect to FINRA-registered individuals who are employed by or otherwise associated with Insurance Company; all filing fees incurred by Clarendon with respect to the filing with FINRA of sales and advertising material for the Plans; salaries and payroll taxes for personnel performing services; license and registration fees; equipment and supplies; computer charges; consulting, accounting and legal fees; travel expenses; rent and other reasonable and customary business overhead charges; and all other charges, costs, and expenses reasonably incurred in connection with providing the services contemplated hereunder.

In general, and subject to New York Insurance Department Regulation 33, expenses will be allocated on the basis of an allocation methodology in accordance with customary cost accounting procedures consistently applied, and in proportion to Insurance Company’s utilization of the services contemplated hereunder.  Cost analyses will be made at least annually by Clarendon to determine, as closely as possible, the actual cost of services rendered to Insurance Company hereunder.  Clarendon shall forward to Insurance Company the information developed by these analyses, and such information shall be used to develop bases for the distribution of expenses which more currently reflect the actual incidence of costs incurred by Clarendon on behalf of Insurance Company.

Within thirty (30) days after the last day of each month, Clarendon intends to submit to Insurance Company a detailed written statement of charges due from Insurance Company to Clarendon in the preceding calendar month.  Clarendon reserves the right to provide statements on a less frequent basis, but in no event less than on a quarterly basis.  Each statement shall include charges not included in any previous statements, and any balance payable or to be refunded as shown in the statement shall be paid or refunded within thirty (30) days following receipt of the written statement by Insurance Company.

Clarendon’s determination of charges hereunder shall be in accordance with New York Insurance Department Regulation 33 to the extent applicable.  If Insurance Company objects to Clarendon’s determination of charges hereunder, it shall so advise Clarendon within thirty (30) days of receipt of said determination.  Unless the parties can reconcile any such objection, they shall agree to the selection of a firm of independent certified public accountants, which shall determine the charges properly allocable to Insurance Company and shall, within a reasonable time, submit such determination, together with the basis therefor, in writing to Clarendon and Insurance Company, whereupon such determination shall be binding.  The expenses of such a determination by a firm of independent certified public accountants shall be borne equally by Clarendon and Insurance Company.”

3.	This Amendment does not alter, amend or modify the Agreement other than as set forth in this Amendment, and it is subject otherwise to all the terms and conditions of the Agreement.

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In Witness Whereof, each of the undersigned parties has executed this Amendment, by its duly authorized officers, as of the date first above written.

Sun Life Insurance and Annuity Company of New York

By:           _______________________________________
Name:           Ronald H. Friesen
Title:           Authorized Signer

By:           _______________________________________
Name:           Michael K. Moran
Title:           Authorized Signer

Clarendon Insurance Agency, Inc.

By:           _______________________________________
Name:           Matthew MacMillen
Title:           Authorized Signer

By:           _______________________________________
Name:           Jane F. Jette
Title:           Authorized Signer

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